AMENDMENT TO WARRANT AGREEMENT

     AMENDMENT, dated this ____ day of April, 1999, to Warrant Agreement dated April 20, 1994 (the "Warrant Agreement"), by and between IDM ENVIRONMENTAL CORP., a New Jersey corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H :

     WHEREAS, the Company and the Warrant Agent previously entered into the Warrant Agreement setting out the terms governing the Class A Warrants (the "Warrants") of the Company;

     WHEREAS, the Company's board of directors has approved a 1-for-10 reverse split (the "Reverse Split") of both the common stock (the "Common Stock") of the Company and the Warrants and an amendment to the Warrant Agreement to extend the term (the "Extension") during which the Warrants may be exercised until April 20, 2000; and

     WHEREAS, the Company and the Warrant Agent desire to evidence the terms of the Warrants as adjusted to reflect the Reverse Split and the Extension.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Company and the Warrant Agent agree as follows:

     1. Amendment of Warrant Expiration Date to Effect Extension. The definition of "Warrant Expiration Date" as set forth in Section 1(k) of the Warrant Agreement is hereby amended to read in full as follows:

          (k) "Warrant Expiration Date" shall mean 5:00 P.M. (E.S.T.) on the earlier of the Redemption Date, as defined in Section 8, or April 20, 2000; provided that is such date shall in the State of New Jersey be a holiday or a day in which banks are authorized to close, then 5:00 P.M. (E.S.T.) on the next following day which in the State of New Jersey is not a holiday or a day on which banks are authorized to close.

     2. Delivery of Certificate to Effect Reverse Split. Attached hereto is a certificate in the form required by Section 9(e) of the Warrant Agreement reflecting adjustments to the Exercise Price, Redemption Price and Redemption Trigger Price and other matters resulting from the Reverse Split.

     3. Other Provisions Unchanged. Except as modified above, all other provisions of the Warrant Agreement shall be unchanged as a result of this amendment

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

IDM ENVIRONMENTAL CORP.                           CONTINENTAL STOCK TRANSFER
                                                             & TRUST COMPANY

By:                                                By:
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     Joel Freedman, President                      Title:
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